Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-11 of our reports dated June 30, 2010 relating to the financial statements and financial statement schedule of Richmond Honan Group (Predecessor), which appears in such Registration Statement. We also consent to the inclusion of our report dated June 30, 2010, relating to the balance sheet as of June 11, 2010 of Richmond Honan Medical Properties Inc. (a development stage enterprise) which appears in this Registration Statement on Form S-11. We also consent to the inclusion of our report dated June 30, 2010, relating to the Combined Statements of Revenues in Excess of Certain Expenses of the entities that own six medical office properties known as 975 Johnson Ferry, Northside Tower, Cypress MOB I, LifeHope Medical Offices, Northside Alpharetta I and Northside Alpharetta II, for each of the three years in the period ended December 31, 2009 which appears in this Registration Statement on Form S-11. We also consent to the reference to us under the heading “Experts” and “Selected Financial Data” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Atlanta, GA

October 26, 2010